Exhibit 5.5

CONSENT OF L. GIGNAC

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Louis Gignac
By:	Louis Gignac, ing., D. Eng
Title:	President
Company:	G Mining Services Inc.

Dated:	January 15, 2014